Exhibit 16.1

SEALE and BEERS, CPAs
PCAOB & CPAB REGISTERED AUDITORS
www.sealebeers.com

April 22, 2010

Office Of the Chief Accountant
Securities and Exchange Commission
100 F Street, NE
Washington, D.C. 20549

Dear Sir/Madam:

We have read the statements included under Item 4.01 in the Form 8-K dated April 22, 2010 of Inventius, Inc. (the "Company") to be filed with the Securities and Exchange Commission. We have never been engaged by the company to perform any review or audit services and have never issued an opinion on their financial statements. We cannot confirm or deny that the appointment of M&K CPAS, LLC was approved by the Board of Directors, or that they were not consulted prior to their appointment as auditors.

Very truly yours,


/s/ Seale and Beers, CPAs
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Seale and Beers, CPAs
Las Vegas, Nevada



Seale and Beers, CPAs                           PCAOB & CPAB Registered Auditors
50 S. Jones Blvd, Ste 202, Las Vegas, NV 89107 (888)727-8251 Fax: (888)782-2351